Exhibit 3

Free Translation
from the Portuguese

BY-LAWS OF

EMBRAER – EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

CHAPTER I

CORPORATE NAME, HEAD OFFICES, BUSINESS PURPOSE

AND TERM OF DURATION

ARTICLE 1 - EMBRAER – Empresa Brasileira de Aeronáutica S.A. (“Company”) is a joint stock company that is governed by these By-Laws and by applicable legislation.

SOLE PARAGRAPH – The Company was incorporated as a publicly-held company with private participation, authorized by Decree-Law No. 770, of August 19, 1969, and was privatized pursuant to Law No. 8031, of April 12, 1990, and to Public Notice No. PND-A-05/94-Embraer, of the Executive Committee of the National Privatization Program, published in the Official Gazette, Session 3, on pages 5774 to 5783.

HEAD OFFICES

ARTICLE 2 - The Company has its head offices and jurisdiction in the City of São José dos Campos, State of São Paulo, and may incorporate subsidiaries and open branches, offices or agencies, as well as appoint agents or representatives in any part of Brazil or abroad, subject to resolution by the Board of Directors.

BUSINESS PURPOSE

ARTICLE 3 - The Company has as its business purpose:

I.	To project, build and commercialize aircraft and aerospace materials and respective accessories, components and equipment, maintaining the highest standards of technology and quality;

II.	To promote and carry out technical activities related to the production and maintenance of aerospace material;

III.	To contribute to the development of skilled technical personnel as required by the aerospace industry; and

IV.	To carry out other technological, industrial and commercial activities, as well as provide services that are related to the aerospace industry.

PRINCIPLES

ARTICLE 4 – The organization and operation of the Company shall observe the following principles:

I.

The securities issued by the Company shall be traded on the national and/or international capital markets, with due observance to all the legal requisites and the requirements of the institutions of such markets, in order to secure in such markets the financial resources that are necessary for its growth, maintenance of its competitiveness and continuation;

II.	The capital stock of the Company shall be solely represented by common shares;

III.	In the resolutions of the Shareholders’ Meeting:

	a)	no shareholder or group of shareholders, whether Brazilian or foreign, may exercise voting rights representing more than 5% of the number of shares into which the capital stock is divided; and

b)

foreign shareholders and groups of foreign shareholders shall not exercise voting rights representing more than 2/3 of the total of the votes conferred on the entirety of Brazilian shareholders present;

IV.

With due regard for the provisions of Article 55, the pre-establishment of majority of shareholders in the Shareholders’ Meeting by means of shareholders agreements concerning the exercise of voting rights, in order to form scales with a number of votes greater than the individual limit established in letter “a” of item III of this Article shall be prohibited;

V.	The resolutions and acts of the bodies of the Company referred to in Article 9 herein shall be subject to the veto of the Federal Government; and

VI.	The issuance of founders’ shares is prohibited.

ARTICLE 5 – The Company shall have indefinite term of duration.

CHAPTER II

CAPITAL STOCK AND SHARES

CAPITAL STOCK

ARTICLE 6 - The capital stock of the Company, fully subscribed and paid in, amounts to R$4,771,726,054.66 (four billion, seven hundred seventy one million, seven hundred twenty six thousand, fifty four Reais and sixty six cents), divided into 738,611,819 (seven hundred thirty eight million, six hundred eleven thousand, eight hundred nineteen) common shares and one common Golden share (article 9), all with no par value.

PARAGRAPH ONE – The capital stock shall always and exclusively be divided into common shares, being prohibited the issuance of preferred shares.

PARAGRAPH TWO –The Golden share held by the Federal Government shall always comprise one single share, which shall preserve all of its prerogatives for as long as it is held by the Federal Government (pursuant to Article 8 of Law No. 9491/97).

ARTICLE 7 - The capital stock may be increased, pursuant to Article 168 of Law No. 6404/76, upon issuance of up to 1,000,000,000 new common shares, by resolution of the Board of Directors, without any amendment to theses By-laws.

PARAGRAPH ONE – The Board of Directors shall establish the price and the number of shares to be issued, as well as the timeframe and the conditions for payment, provided, however, that a capital increase to be subscribed for and paid in upon contribution of assets shall be contingent upon approval of the appraisal report by the Shareholders’ Meeting, as set forth in the law.

PARAGRAPH TWO – Within the limit of the authorized capital, the Board of Directors may:

a)	resolve on the issuance of subscription bonus; and

b)

based on the plan approved by the Shareholders’ Meeting, grant stock options to the administrative officers or employees of the Company, or of a company that it controls, and the shareholders shall have no right of first refusal for acquisition of such shares; and

c)	approve an increase of capital stock by means of capitalization of profits or reserves, with or without bonification in shares.

TYPES OF SHARES

ARTICLE 8 – All shares of the Company shall be registered as book-entry shares, maintained in deposit accounts in the name of the respective shareholders with a financial institution authorized by the Comissão de Valores Mobiliários – CVM and chosen by the Board of Directors.

PARAGRAPH ONE– The depositary of the book-entry shares shall charge directly to the Company the cost of the services for book-entry of shares.

PARAGRAPH TWO– The depositary shall maintain control of the number of shares held by Brazilian and foreign individuals or legal entities, with due regard for the provisions of Paragraph Two of Article 11.

GOLDEN SHARE HELD BY THE FEDERAL GOVERNMENT

ARTICLE 9 - The Golden common share grants to the Federal Government veto powers regarding the following matters:

I.	Change of the corporate name or business purpose of the Company;

II.	Alteration and/or application of the Company’s logo;

III.	Creation and/or alteration of military programs, whether or not involving the Federative Republic of Brazil;

IV.	Development of third parties’ skills in technology for military programs;

V.	Interruption of the supply of maintenance and replacement parts for military aircraft;

VI.	Transfer of the equity control of the Company;

VII.

Any amendments: (i) to the provisions of this Article, of Article 4, of the main section of Article 11, of Articles 12, 15 and 16, of item III of Article 19, of paragraphs 1 and 2 of article 28, of item X, of Article 34, of item XII, of Article 40 or of Chapter VII; or further, (ii) the rights granted by these By-Laws on the Golden share.

PARAGRAPH ONE – The conduction of any public offering for acquisition of shares, as referred to in article 55 hereof, shall be subject to prior approval of the Federal Government, as holder of the common Golden share.

PARAGRAPH TWO– With due regard for the provisions of Law No. 6404/76 and of Article 19, item III hereof, the matters listed hereinabove shall be subject to resolution by the Board of Directors of the Company, with observance to the following procedure:

I.	The matter shall be subject to approval by the Board of Directors.

II.

If approved by the Board of Directors, the Chairmain shall notify the member elected by the Federal Government so that the latter can exercise veto right or express its agreement in relation to of the matter within 30 days counting as from receipt of the mentioned notice.

III.

Upon expiration of the period mentioned in item II above, a new meeting of the Board of Directors shall be held in order to: (i) reconsider the resolution, if the Federal Government has exercised its veto right in relation thereto; or (ii) ratify the resolution, if the Federal Government has expressed its agreement in relation or has not issued any intention or veto right within the timeframe set forth above.

IV.

If the resolution is ratified by the Board of Directors, the matter shall be submitted for approval of the Shareholders’ Meeting, if so required by law, in which meeting the Federal Government may still exercise its veto power on the terms of this Article.

PARAGRAPH THREE -Without detriment to the procedure established in Paragraph Two above, the matters subject to veto rights of the Federal Government, as holder of the Golden share which are to be resolved by the Board of Directors, shall also be subject of prior notice sent by the Company to the Ministry of Finance, which notice shall be sent together with the notice mentioned in item II above, for pronouncement within 30 days counted from the receipt of the notice referred to in item II above.

EXCLUSION OF THE RIGHT OF FIRST REFUSAL

ARTICLE 10 - The issuance of shares for increase of capital stock, which placement shall be effected by means of sale in a stock exchange or by a public subscription offering, may exclude the right of first refusal for former shareholders, or may reduce the term for exercise thereof.

SOLE PARAGRAPH. The provisions of this Article also apply to the issuance of debentures convertible into shares and of subscription bonuses, except if the latter are ascribed as an additional advantage to subscribers of shares or of debentures convertible into shares.

CHAPTER II

SHAREHOLDERS

BRAZILIAN SHAREHOLDERS

ARTICLE 11 – For purposes of these By-Laws, the following are considered to be Brazilian shareholders (“Brazilian Shareholders”):

I.	Brazilian individuals, whether native or naturalized, resident in Brazil or abroad;

II	legal private entities organized under the laws of Brazil that have their administrative head offices in Brazil and:

	a)	do not have foreigners as their controlling shareholders or as their controlling parent company, unless the latter is comprised under letter “b” of this item;

	b)	are controlled either directly or indirectly by one or more of the individuals referred to in item I;

III

investment funds or clubs organized under the laws of Brazil that have their administrative head offices in Brazil and whose managers and/or quotaholders holding the majority of their quotas are persons/entities referred to in items I and II.

PARAGRAPH ONE – The Company shall maintain records of the Brazilian Shareholders and Foreign Shareholders, as defined in this Article and in Article 12.

PARAGRAPH TWO – Brazilian Shareholders shall give evidence to the Company and to the depositary responsible for the book-entry shares that it fulfills the requirements of this Article and only after such evidence is given, shall it be included in the records of Brazilian Shareholders.

FOREIGN SHAREHOLDERS

ARTICLE 12 – For purposes of these By-Laws, foreign shareholders (“Foreign Shareholders”) shall be persons or legal entities, investment funds or clubs and any other entities not comprised in the provisions of Article 11 and that cannot evidence, on the terms of Paragraph Two of Article 11, that they fulfill such requirements in order to be registered as Brazilian Shareholders.

GROUPS OF SHAREHOLDERS

ARTICLE 13 – For purposes of these By-Laws, two or more shareholders of the Company shall be considered to be a group of shareholders (“Group of Shareholders”) in case:

I.	They are parties to a voting agreement;

II.	One of them is either directly or indirectly a controlling shareholder or controlling parent company of the other, or of the others;

III.	They are companies directly or indirectly controlled by the same person/entity, or group of persons/entities, who may or may not be shareholders; or

IV.

They are companies, associations, foundations, cooperatives and trusts, investment funds or portfolios, universalities of rights or any other forms of organization or undertaking (a) with the same administrators or managers, or further, (b) whose administrators or managers are companies that are directly or indirectly controlled by the same person/entity or group of persons/entities, which may or may not be shareholders.

PARAGRAPH ONE – In case of investment funds having a common administrator, only those whose policies of investment and of exercise of votes in Shareholders’ Meetings, on the terms of the respective regulations, falls under responsibility of the administrator on a discretionary basis, shall be considered to be a Group of Shareholders.

PARAGRAPH TWO – For purposes of these By-Laws, the holders of securities issued within the scope of the Company’s Depositary Receipts program shall not be considered to be a Group of Shareholders, unless they fall under any of the cases set forth in the main provision of this Article.

PARAGRAPH THREE – A Group of Shareholders shall be considered to be foreign  whenever one or more of its members is a Foreign Shareholder.

PARAGRAPH FOUR – In addition to what is set forth in this Article, any shareholder in a given Shareholders’ Meeting represented by one same proxy, administrator or representative on any account, shall be considered as being a Group of Shareholders, except for the case of holders of securities issued within the scope of the Company’s Depositary Receipts program, when represented by the relevant Depositary Bank.

PARAGRAPH FIVE– In case of shareholders agreements that address the exercise of voting rights, all of their signatories shall be considered, on the terms of this Article, as members of one Group of Shareholders, for purposes of application of the voting limitation referred to in Article 15.

DISCLOSURE OBLIGATION

ARTICLE 14 – All shareholders or Group of Shareholders are required to disclose, through notice to the Company and to the stock exchanges in which the securities issued by the Company are traded, the acquisition of shares that, together with those already held by it, exceed 5% of capital stock of the Company or multiples of such percentage.

PARAGRAPH ONE – The same requirement applies to holders of debentures convertible into shares and of subscription bonuses that entitle their holders to the acquisition of shares in the quantities provided under this Article.

PARAGRAPH TWO – Violation of the provisions of this Article shall give rise to application of the penalties described in Article 17 below.

VOTING RIGHTS

ARTICLE 15 – Each common share shall grant the right to one vote in the resolutions of the Shareholders’ Meetings, with observance of the following limits:

I.	no shareholder, or Group of Shareholders, whether Brazilian or foreign, may exercise votes representing more than 5% of the quantity of shares into which the capital stock of the Company is divided;

II.	the totality of Foreign Shareholders present may not exercise, in each Shareholders’ Meeting, votes representing more than 2/3 of the votes that can be exercised by the Brazilian Shareholders present.

SOLE PARAGRAPH – Votes that exceed the limits established in this Article shall not be counted in the resolutions of the Shareholders’ Meeting.

ARTICLE 16 - For purposes of compliance with the provisions of item II of Article 15, upon installation of each Shareholders’ Meeting:

I.

the total number of votes that may be exercised by the Brazilian Shareholders and by the Foreign Shareholders present shall be assessed, based on the attendance list, and shall be disclosed by the Chairman of the Meeting (as established in Article 23, Paragraph Three below), with due regard for the provisions of items I and II of Article 15;

II.

if the total votes of Foreign Shareholders exceeds two thirds (2/3) of the votes that may be exercised by Brazilian Shareholders, the number of votes of each Foreign Shareholder shall be proportionally reduced until elimination of the exceeding percentage, so that the total votes of foreigners do not exceed the limit of 40% of the total votes that can be exercised in the referred Shareholders’ Meeting.

PARAGRAPH ONE – The above limits shall be applied jointly and successively in relation to Foreign Shareholders and Groups of Foreign Shareholders.

PARAGRAPH TWO – The Chairman of the Shareholders’ Meeting shall inform the number of votes that may be exercised by each shareholder present, after application of the rules set forth in Article 15 and in this Article.

SUSPENSION OF EXERCISE OF RIGHTS

ARTICLE 17 – The Shareholders’ Meeting may suspend the exercise of rights, including voting rights, of a shareholder that fails to comply with an obligation imposed by law, its regulation and by these By-Laws, including the requirement of showing evidence of Brazilian nationality as referred to in Paragraph Two of Article 11.

PARAGRAPH ONE – The suspension above mentioned may be determined by the Shareholders’ Meeting in any meeting, either annual or special, in which the matter is included in the agenda.

PARAGRAPH TWO – Shareholders that represent at least 5% of capital stock may call a Shareholders’ Meeting if the Board of Directors fails to respond, within a period of eight days, to a request for a call notice presented by them, with indication of the non-compliance with an obligation and of the identity of the violating shareholder.

PARAGRAPH THREE – The Shareholders’ Meeting shall be competent to approve the suspension of the political rights of the violating shareholder, and also to establish, in addition to other aspects, the extent and the period of suspension, provided that suspension of the rights of inspection and of request for information of the Company assured by law is hereby prohibited.

PARAGRAPH FOUR – The suspension of rights shall cease as soon as the referred obligation has been complied with.

SHAREHOLDERS’ AGREEMENT

ARTICLE 18 – Any shareholders’ agreement concerning the exercise of voting rights that conflicts with the provisions of these By-Laws shall not be filed by the Company.

CHAPTER IV

SHAREHOLDERS’ MEETING

ATTRIBUTIONS

ARTICLE 19 -  It is exclusively incumbent upon the Special Shareholders’ Meeting, in addition to the attributions of Article 122 and other provisions of Law No. 6404/76:

I.	To elect and dismiss the members of the Board of Directors;

II.	To elect and dismiss the members of the Fiscal Committee and establish their remuneration;

III.

To resolve, when so required by applicable legislation, on matters that are subject to veto by the Federal Government, in its capacity of holder of the Golden share, as set forth in Article 9 of these By-Laws;

IV.	To establish the total annual remuneration of the Company’s administrators and of the members of the Committees created by the Board of Directors;

V.	To resolve on the proposal of withdrawal of the Company from the “Novo Mercado” (“Novo Mercado”) – of the São Paulo Stock Exchange - BOVESPA (“BOVESPA”);

VI.

To choose the specialized company responsible for the appraisal of the Company and preparation of the relevant report, in case of cancellation of its registration as a public company or its delisting from the Novo Mercado, as provided under Chapter VIII below;

VII.	To approve the granting of stock options plans to the administrators and/or employees of the Company or of companies controlled by it, according to Article 7, Paragraph Two, letter “b” hereto;

VIII.	To attribute profit sharing participation to the management and/or employees of the Company, with observance of the legal limits and of the Company’s human resources policy;

IX.	To resolve on any proposal for allocation of profits and for distribution of dividends by the Company, as submitted by the management of the company; and

X.	To appoint the liquidator, as well as the Conselho Fiscal that shall operate during the period of liquidation of the Company.

CALL NOTICE

ARTICLE 20 -  The Shareholders’ Meetings shall be called by the Board of Directors or, in the cases provided by law, by shareholders or by the Conselho Fiscal, being the first call published with at least 30 days advance counting as from its first publication of the notice; if the Meeting is not held, a notice of second call shall be published with at least 15 days advance; and, if again the Meeting is not held, the third call shall be published with at least 8 days advance.

LEGITIMATION AND REPRESENTATION

ARTICLE 21 –   The parties present at the Meeting shall present evidence of their capacity as Brazilian Shareholders (Article 11) or Foreign Shareholders (Article 12), by presenting a legally qualified document of their identity and shall evidence, or shall deposit in the Company, no later than 48 hours prior to the time set forth for the Meeting, a document of proof of ownership of shares issued by the depositary of the book-entry shares, or the custodian thereof, on the terms of Article 41 of Law No. 6404/76.

PARAGRAPH ONE – The Company shall waive presentation of the document of proof by any holder of book-entry shares that has been included in the list of shareholders provided by the depositary.

PARAGRAPH TWO – A shareholder may be represented in a Shareholders’ Meeting by an attorney-in-fact appointed in accordance with Paragraph One of Article 126 of Law No. 6404/76, provided that the relevant instrument of power of attorney has been deposited in the head offices of the Company no later than 48 hours prior to the Shareholders’ Meeting.

INSTALLATION QuORUM

ARTICLE 22 – Shareholders’ Meetings shall be installed on first call upon presence of shareholders representing at least 35% of the capital stock, except if the law requires a higher quorum; and shall be installed on second call upon presence of shareholders representing at least 25% of the capital stock; and, on third call, with any number of shareholders, with due observance to the provisions of Paragraph Three of Article 56 hereof.

REGISTER OF ATTENDANCE

ARTICLE 23 - Prior to the commencement of the meeting, the shareholders shall sign the “Attendance Book”, by stating their name and residence, the quantity of shares that they hold and their qualification as Brazilian Shareholders (Article 11) or Foreign Shareholders (Article 12).

PARAGRAPH ONE – The list of present shareholders shall be finalized by the Chairman of the Meeting immediately upon installation of the Meeting.

PARAGRAPH TWO – Shareholders that arrive at the Meeting after finalization of the list may participate in the meeting, although they shall not be granted voting rights in any corporate resolution. In addition, their shares shall not be counted for determination of the total of votes attributed to Brazilian Shareholders and to Foreign Shareholders.

PARAGRAPH THREE – Upon finalization of the list of shareholders, the Chairman of the Meeting shall inform the number of votes that may be exercised by each Brazilian Shareholder and by each Foreign Shareholder, with due regard for the provisions of Articles 15 and 16.

DESK

ARTICLE 24 – The Shareholders’ Meeting shall be presided by the Chairman of the Board of Directors or, in case of its absence or vacancy, by the Vice-Chairman of the body; and in the case of absence or vacancy of both, by a shareholder elected by the Meeting amongst those present.

PARAGRAPH ONE – The Secretary of the Meeting shall be designated by the Chairman.

PARAGRAPH TWO – The Investor Relations Executive Officer, or a person designated by him, shall necessarily be present at the Shareholders’ Meeting in order to provide any clarifications and information for the shareholders and for the Presiding Officers concerning the matters comprised in the functions that are attributed to him under these By-Laws. Notwithstanding, it shall be exclusively incumbent upon the Chairman, with due regard for the rules established in these By-Laws, to take any decisions concerning the number of votes of each shareholder or as to the qualification of any shareholder as a Brazilian Shareholder or Foreign Shareholder.

VOTING

ARTICLE 25 – For voting on resolutions of the Shareholders’ Meetings, the votes of Brazilian Shareholders and Foreign Shareholders (Articles 11 and 12) shall be computed separately, with due regard for the voting limits referred to in Articles 15 and 16.

SOLE PARAGRAPH –The Shareholders’ Meetings shall only resolve on matters that have been expressly provided for in the agenda, as contained in the relevant call notices, and is hereby prohibited to approve matters under a generic title.

CHAPTER V

BOARD OF DIRECTORS, EXECUTIVE COMMITTEE AND CONSELHO FISCAL

MANAGEMENT OF THE COMPANY

ARTICLE 26 - The Company shall be managed by the Board of Directors and by the Executive Committee.

SOLE PARAGRAPH– The Board of Directors is the body of collegiate resolutions of the Company, while representation of the Company shall be exclusively conducted by the Executive Officers.

INVESTITURE

ARTICLE 27 -  The directors, executive officers and members of the Conselho Fiscal shall be vested in office through execution of the instrument of investiture, as drawn up in the Book of Register of Minutes of the Board of Directors or of the Executive Committee, or the Register of Minutes and Opinions of the Conselho Fiscal, as the case may be, as well as through the execution of the Instrument of Consent of Administrators or Instrument of Consent of members of the Conselho Fiscal as referred to in the Rules of BOVESPA’s Novo Mercado.

SECTION I

BOARD OF DIRECTORS

COMPOSITION

ARTICLE 28 – The Board of Directors shall be composed of eleven members and respective alternates, all shareholders, elected by the Shareholders’ Meeting with a unified term of office of two years, reelection being allowed.

PARAGRAPH ONE – The Federal Government, in its capacity as holder of the Golden share, is entitled to elect one member of the Board of Directors and respective alternate.

PARAGRAPH TWO – The employees of the Company shall have the right to separately appoint two members of the Board of Directors and the respective alternates, being one member and the respective alternate appointed by the CIEMB (Embraer Employees’ Investment Club), and the other member and the respective alternate appointed by the employees that are not shareholders of the Company.

PARAGRAPH THREE – The other eight members shall be elected by the remaining shareholders of the Company, with due regard for the provisions of Articles 32 and 33. The Chairman of the Shareholders’ Meeting shall conduct the procedures related to the appointment of the members of the Board of Directors, and shall determine the voting mechanism concerning the election of directors referred to in this Paragraph (Article 32 or Article 33).

PARAGRAPH FOUR – The Chief Executive Officer of the Company, or the Executive Officer designated to substitute him/her, shall participate in all meetings of the Board of Directors provided, however that he/she shall not vote in respect of the resolutions thereof. It is prohibited for any member of the Board of Directors to simultaneously hold office as an Executive Officer of the Company.

PARAGRAPH FIVE – At least 20% (twenty per cent) of the members of the Board of Directors shall be Independent Board Members, as defined in the Rules of BOVESPA’s Novo Mercado.

ARTICLE 29 - The Board of Directors shall have a Chairman and a Vice-Chairman, who shall be chosen by the Shareholders’ Meeting immediately upon appointment of the directors of the Company.

ARTICLE 30 - Replacement of the members of the Board of Directors, either on a temporary basis or as a result of permanent vacancy of the seat, shall be conducted as follows:

I.	In case of incapability of an effective member, its alternate shall take office until the moment such incapability ceases;

II.

In case of permanent vacancy of an effective member, its alternate shall take office until the following first Annual Shareholders’ Meeting is held, in which the effective new member to the vacant seat shall be appointed;

III.

In case of vacancy, either simultaneous or successive, of the offices of effective member and the respective alternate, the other members of the Board of Directors shall designate the corresponding substitutes, who shall serve up to the following first Shareholders’ Meeting, in which their definite substitutes shall be appointed;

IV.	In case of temporary absence or incapability of the Chairman of the Board, its functions shall be exercised on a temporary basis by the Vice-Chairman of the Body; and

V.

In case of vacancy of the Chairman of the Board of Directors, the Vice-Chairman of the Board shall assume as Chairman of the body on an interim basis and shall immediately call a Shareholders’ Meeting to appoint the substitute for the vacant office and to appoint a new Chairman of the Board of Directors.

MEMBERS OF THE BOARD OF DIRECTORS

ARTICLE 31 –The members of the Board of Directors shall have fair reputation and, except if otherwise waived by the Shareholders’ Meeting, will not be elected if:

I – they hold positions in companies that could be considered as competitors of the Company; or

II – they have or represent an interest that conflicts which the interest of the Company.

PARAGRAPH ONE – For purposes of the provisions of Article 115 of Law No. 6,404/76, a vote cast by a shareholder aiming at the election of a member of the Board of Directors that does not satisfy the requirements of this Article shall be considered abusive.

PARAGRAPH TWO – No member of the Board of Directors may have access to information, participate in meetings of the body or exercise any vote on matters in which it has or could have an interest that conflicts with the interests of the Company.

PARAGRAPH THREE – For the election of the members of the Board of Directors and respective alternates, as referred to in Paragraph Three of Article 28, and regardless of the process of election that may be adopted (Article 32 or Article 33), any shareholder that wishes to recommend a candidate and/or alternate that is/are not a member(s) of the Board of Directors, shall notify the Company in this regard in writing no later than ten days prior to the date when a Shareholders’ Meeting shall be held, and indicate the name, qualification and professional résumé of each candidate, together with a document signed by the candidate attesting its acceptance to run for the seat. The Company shall publish, no later than 8 days prior to the date of the Shareholders’ Meeting, a notice informing the shareholders the place where they can obtain the list of all candidates presented on the terms of this Paragraph and a copy of their qualifications and professional résumés.

ELECTION BY SCALE VOTING

ARTICLE 32 – With due regard for the provisions of Article 33, the election of the members of the Board referred to in Paragraph Three of Article 28 shall be conducted under a system of scale voting, whereby voting on individual candidates shall not be allowed.

PARAGRAPH ONE – The Board of Directors shall always propose to the shareholders’ meeting the appointment of a scale to the Board of Directors composed by the current effective members of the Board and their respective alternates, with observance of the following rules:

a)	if any Director voluntarily decides not to or is incapable to take part in the proposed scale, the Board of Directors shall occupy the vacancy seat for purposes of the proposal;

b)

the Company’s management, within no later than 30 days prior to the date set for the Shareholders’ Meeting, shall send to the stock market, insert in the company’s website and make available for the shareholders at the Company’s head offices, a document with the names, qualifications and résumés of the candidates for members and alternates that compose the scale established on the terms of this Paragraph.

PARAGRAPH TWO – Any other shareholder or group of shareholders has the right to propose other scales to compose the Board of Directors, with observance to the following:

a)

the proposal must be sent in writing to the Company within ten days prior to the date for which the Shareholders’ Meeting has been called, being forbidden for the same shareholder or group of shareholders to present more than one scale;

b)	the notification must contain the information and documents mentioned in Paragraph Three of Article 31, and shall specify the effective members and respective alternates;

c)

until eight days prior to the date for which the Shareholders’ Meeting has been called, the Company shall publish a notice, to be available on a website in the company’s website, informing the place where the shareholders can obtain copies of the scales’ proposals.

PARAGRAPH THREE – A person may participate in two or more different scales, including the one referred to in Paragraph One.

PARAGRAPH FOUR – Each shareholder may only vote on one scale, and votes shall be counted with observance of the limits provided under Articles 15 and 16; the candidates of the scale that receives the higher number of votes in the Shareholders’ Meeting shall be declared elected.

ELECTION BY CUMMULATIVE VOTE

ARTICLE 33 – In the election of the members of the Board of Directors and their respective alternates, referred to in Paragraph Three of Article 28, shareholders representing at least 5% of the corporate capital may request the election by cumulative voting no later than 48 hours prior to the date for which the Shareholders’ Meeting has been called.

PARAGRAPH ONE – Immediately upon receipt of request, the Company must publish a notice to the shareholders informing that the election shall be conducted by the cumulative voting process.

PARAGRAPH TWO– Upon installation of the meeting, the Desk, based on Brazilian Shareholders and Foreign Shareholders that have signed the Attendance Register and the number of shares they hold, shall count the number of votes entrusted to each shareholder, Brazilian and foreign, in accordance to the following terms:

a)

firstly, the number of votes to be cast by each shareholder shall be assessed, according to the provisions of item I of Article 15, being ascribed to each share, not to exceed the limit of 5% of the total shares of the Company, as many votes as the number of members of the Board to be elected;

b)

if the total Foreign Shareholders’ votes exceed 2/3 of the total of  the Brazilian Shareholders votes, a percentage shall be established to reduce the votes of each Foreign Shareholder in order to comply with the limit set forth in item II of Article 15.

PARAGRAPH THREE – The following persons shall be candidates for office as members and their respective alternates of the Board of Directors:

a)	members of the scale referred to in Paragraphs One and Two of Article 32; and

b)	any candidate and respective alternate that is not a member of the Board of Directors, but that has been indicated by a shareholder under the terms of Paragraph Three of Article 31.

PARAGRAPH FOUR– Each shareholder shall have the right to cumulate the votes entitled to it pursuant to the terms of Paragraph Two on one single candidate and respective alternate, or to distribute them among several candidates. The members and respective alternates that receive the higher number of votes shall be declared elected.

PARAGRAPH FIVE – Any vacant offices that have not been filled due to a tie, shall be subject to a new voting, under the same process, after adjustment is made to the number of votes entitled to each shareholder based on the number of seats to be filled.

PARAGRAPH SIX – Whenever the election is conducted under this process of cumulative voting, the dismissal of any member of the Board of Directors by the Shareholders’ Meeting shall immediately result in the dismissal of all the other members, thus requiring a new election; in other cases of vacancy, if there is no alternate, the first following Shareholders’ Meeting shall proceed with the new election of the entire Board of Directors.

PARAGRAPH SEVEN - Paragraph Four of Article 141 of Law No. 6,404/76 shall only be applicable in case the Company comes to have a controlling shareholder.

ATTRIBUTIONS

ARTICLE 34 - The Board of Directors shall be competent:

I.	To establish the general business guidelines of the Company;

II.	To elect and dismiss the executive officers of the Company and establish their attributions, with due regard for the provisions of these By-Laws;

III.

Respecting the authority of the Executive Committee, to establish the functions and responsibilities of the Company’s Executive Officers, indicating among them the Investors Relations Executive Officer, in accordance with CVM’s regulations;

IV.

To control the management by the Company’s Executive Officers, examining at any time the Company’s books and documents, requesting information on agreements executed or to be executed, and on any other acts;

V.	To evaluate the quarterly results of the Company’s operations;

VI.	To evaluate the Management Report and the Accounts of the Executive Committee, resolving on their submission to the Shareholders’ Meeting;

VII.	To call the independent auditors to provide any clarifications deemed necessary about the Company;

VIII.	To call the Company’s Annual Shareholders’ Meetings and, whenever necessary, the General Special Shareholders’ Meeting;

IX.	To approve the annual and pluriannual budgets, the strategic guidelines, the expansion projects and the Company’s investment programs, as well as to monitor their implementation;

X.	To resolve on the matters subject to veto by the Federal Government, submitting them to the appreciation of the Shareholders’ Meeting, whenever required by Law No. 6,404/76;

XI.	To issue prior opinion on any matter to be submitted to the Shareholders’ Meeting;

XII.	To resolve on:

a)	the issuance of shares within the authorized capital, as set forth in Article 7 and its Paragraph One;

b)	the issuance of subscription bonuses and, as set forth in Paragraph Two of Article 7 and the granting of stock option plans approved by the Shareholders’ Meeting, as referred to therein;

c)	the acquisition by the Company of shares of its own issuance, to be kept in treasury or for subsequent cancellation or sale;

XIII.	To approve the sale or encumbrance of permanent assets, being able to establish limits of authority for the Executive Committee to carry out such transactions regardless of specific approval;

XIV.	To resolve on the issuance by the Company of common non-convertible debentures and without real estate collateral;

XV.

To authorize the issuance by the Company of any credit instruments for funds raising, whether bonds, notes, commercial papers or others, as commonly used in the market, resolving also on the conditions for their issuance and redemption;

XVI.	To approve the incorporation of subsidiaries and participation of the Company in the corporate capital of other companies or enterprises of any kind, in Brazil or abroad;

XVII.	To authorize the opening, transfer or closing of offices, branches, premises or other establishments of the Company;

XVIII.	To authorize the Company to pledge guarantees and to grant credit facilities to third parties, except as set forth in item XI of Article 40 below;

XIX.	To approve the contracting of the financial institution that shall render the book-entry share services;

XX.	To approve the Company’s policy of salary and human resources, including the criteria for compensation, rights and benefits, as well as the individual remuneration of the management;

XXI.	To authorize the transfer of the Company’s funds to employees’ associations, welfare and recreational entities, private pension funds and foundations;

XXII.	To hire and dismiss the Company’s independent auditors, with observance to the recommendations of the Conselho Fiscal;

XXIII.	To determine the conduction of inspections, auditing of or settlement of accounts at the Company’s subsidiaries, controlled or affiliated companies, as well as at foundations that it sponsors;

XXIV.

To previously approve the execution of all acts or any agreements or transactions of any kind involving, on one side, the Company and, on the other side: (i) any shareholder of the Company that holds more than 5% of its capital stock; (ii) any managers of the Company, whether effective or alternate, as well as their respective spouses and relatives up to the 4th degree; or (iii) any companies that are controlled by, controllers of, affiliates of or under common control with any one of the parties mentioned in items “i” and “ii”;

XXV.

To define the triple list of specialized companies, from which the Shareholders’ Meeting shall choose the one that shall conduct the economic appraisal of the Company and prepare the respective report, in the event of delisting of the Company as a public company from BOVESPA’s Novo Mercado;

XXVI.	With due regard for these By-Laws and the applicable legislation, to provide on the priorities of its works and to adopt or establish procedural rules for the operation of the Company; and

XXVII.

To exercise the normative functions for the activities of the Company, being allowed to undertake responsibility for any matter that is not comprised within the exclusive authority of the Shareholders’ Meeting or the Executive Committee.

PARAGRAPH ONE –The dismissal of members of the Executive Committee shall depend on affirmative votes of at least seven members of the Board of Directors.

PARAGRAPH TWO – With due regard for the maximum limit established by the General Shareholders’ Meeting, the Board of Directors shall determine the remuneration of each one of its members, of each one of the members of the Special Committees (Articles 35 and 36) and of each Officer of the Company, taking into account their responsibilities, the time dedicated to their functions, their competence, their professional reputation and the value of their services in the market.

PARAGRAPH THREE – The Chairman of the Board of Directors shall, in addition to other responsibilities provided in these By-Laws, call and preside the meetings of the Board of Directors and the General Shareholders’ Meetings.

SPECIAL COMMITTEES OF THE BOARD

ARTICLE 35 - The Board of Directors shall designate a permanent Special Committee composed of up to four members, having no resolution or management powers, in order to assist in the performance of its functions.

PARAGRAPH ONE  - Members of the Company’s Board of Directors, either effective or alternates, or of the Executive Committee, may compose the Special Committee.

PARAGRAPH TWO – In case of appointment of members of the Executive Committee to compose the Special Committee, such Officer accumulating functions in both the Executive committee and in the Special Committee shall be entitled only to the greatest remuneration among the seats occupied. The members of the Board of Directors appointed to compose the Executive Committee may accumulate the remunerations that are applicable to both seats occupied.

ARTICLE 36 - The Board of Directors may create Advisory Committees to the management of the Company, with restricted and specific purposes and with a limited duration, appointing the members thereto and establishing their remuneration, if applicable, with observance to the total limit established by the General Shareholders’ Meeting.

PARAGRAPH ONE – Members of the Company’s Board of Directors, effective or alternate, or members of the Executive Committee, may be appointed to compose the Advisory Committees.

PARAGRAPH TWO - In case of appointment of members of the Executive Committee to compose the Advisory Committees, the Officer accumulating functions shall be entitled only to the greatest remunerations applicable to each one of the seats occupied. The members of the Board of Directors appointed to compose such body may accumulate the remunerations applicable to both seats occupied.

SECTION II

EXECUTIVE COMMITTEE

COMPOSITION

ARTICLE 37 -  The Executive Committee shall be composed of at least four and at most eleven Officers, one of whom shall be the Chief Executive Officer, all of them with a term of office of two years, reelection being permitted. The designations and attributions of each Officer shall be determined by the Board of Directors, which shall designate the Officer that shall serve as Officer of Investor Relations.

PARAGRAPH ONE – The Chief Executive Officer shall be substituted in the event of incapability or absence by one of the Officers that it comes to designate, who shall then accumulate such functions.

PARAGRAPH TWO – In the event of vacancy as the office of Chief Executive Officer, one of the other Officers, as designated by the Chairman of the Board of Directors, shall assume on an interim basis, until the first following meeting of the Board of Directors, which shall then designate the new Chief Executive Officer.

PARAGRAPH THREE – In the event of temporary absence or incapability, the remaining Officers shall be replaced by another Officer, as chosen by the Chief Executive Officer.

PARAGRAPH FOUR – In the event of permanent vacancy of an Officer, one of the other Officers, as designated by the Chief Executive Officer, shall assume on an interim basis, accumulating its functions until the first following meeting of the Board of Directors.

PARAGRAPH FIVE – The Officer that replaces the Chief Executive Officer or any of the other Officers on the terms of this Article shall not be entitled to any additional remuneration.

ATTRIBUTIONS OF THE OFFICERS

ARTICLE 38 - The Officers shall comply with and assure the compliance with these By-Laws, the resolutions of the Board of Directors and of the General Shareholders’ Meeting, and practice, within the limits of their attributions, all acts necessary to the regular operations of the Company.

PARAGRAPH ONE – The Chief Executive Officer shall be competent:

a)	to convene and preside the meetings of the Executive Committee;

b)	to propose to the Board of Directors the composition of the Executive Committee;

c)	to propose to the Board of Directors the distribution of the functions of the other Officers;

d)	to guide and coordinate the activities of the other Officers;

e)	to direct the activities related to the general planning of the Company and of its controlled subsidiaries;

f)	to maintain the members of the Board of Directors informed on the activities and the progress of the operations of the Company; and

g)	to perform other attributions assigned to it by the Board of Directors.

PARAGRAPH TWO – The other Officers shall assist and aid the Chief Executive Officer in the management of the Company’s business and, under orientation and coordination of the Chief Executive Officer, perform the functions attributed by the Board of Directors.

AUTHORITY AND ATTRIBUTIONS OF THE EXECUTIVE COMMITTEE

ARTICLE 39 - The Executive Committee shall have powers to practice all acts necessary for the achievement of the corporate purposes, with due observation to all legal provisions and to these By-Laws, as well as to the resolutions of the General Shareholders’ Meeting and of the Board of Directors.

ARTICLE 40 – In addition to other functions provided for by law and by these By-Laws, the Executive Committee shall be competent:

I.	To comply and ensure compliance with these By-Laws and with the resolutions of the Board of Directors and of the Shareholders’ Meeting;

II.

To prepare and submit to the Board of Directors on an annual basis the Company’s business plan and general budget, as well as the strategic plan and its annual updates, and to coordinate its implementation;

III.	To propose to the Board of Directors the essential guidelines for the Company’s corporate business policy;

IV.

To annually submit for appreciation of the Board of Directors the Management Report and the Accounts of the Executive Committee accounts, together with the independent auditors’ report, as well as a proposal for allocation of the profits assessed in the previous fiscal year;

V.	To create and eliminate the Company’s operational units;

VI.	To recommend and provide for the dismissal of managers of the subsidiaries and to appoint and dismiss the manager of the Company’s operational units;

VII.	To prepare on an annual basis the Executive Committee’s Actions and Targets Plan, submitting it to the Board of Directors in its regular meetings, together with the performance and results achieved;

VIII.	To present to the Board of Directors and to the Fiscal Committee, on a quarterly basis, the detailed economic, financial and equity balance sheet of the Company;

IX.	To propose to the Board of Directors the establishment or closing of subsidiaries, branches, offices and agencies of the Company, in Brazil and abroad;

X.	To develop and submit to the Board of Directors the policy for salary of the Company and its subsidiaries;

XI.

To authorize the Company to pledge guarantees and grant financing to its subsidiaries, specific purpose companies and others that either directly or indirectly are under control of the Company, as duly restated in its financial statements; and

XII.

To submit for appreciation of the Board of Directors the matters that are subject to veto by the Federal Government, as holder of the Golden share, pursuant to Article 9 and of item III of Article 19 of these By-Laws.

REPRESENTATION OF THE COMPANY

ARTICLE 41 – Except for the cases provided in the paragraphs of this article, the Company shall be validly bound whenever represented by two members of the Executive Committee, by the signature of a member of the Executive Committee together with one attorney-in-fact, or by two attorneys-in-fact, within the limits of their respective powers of attorney.

PARAGRAPH ONE – The acts for which these By-Laws require prior authorization from the Board of Directors shall only be valid once such requirement is fulfilled.

PARAGRAPH TWO – The Company may be represented by only one Officer or one attorney-in-fact in the following acts:

I.	receiving acquittance of amounts owed by the Company;

II.	issuance, trading, endorsement and discount of trade bills related to its sales;

III.	signature on correspondence that does not create obligations for the Company;

IV.	representation of the Company in shareholders’ and quotaholders’ meetings of companies in which it holds equity interest;

V.	granting of a power of attorney for legal counseling for representation in court or in administrative proceedings;

VI.	representation of the Company in court, except for the performance of acts that imply waiver of rights; and

VII.

performance of acts relating to simple administrative routine, including in respect to government agencies, mixed-capital companies, commercial registries, Labor Courts, INSS (National Social Security Institute), FGTS (Unemployment Compensation Fund) and their collecting banks, and other entities of the same nature.

PARAGRAPH THREE – The Board of Directors may authorize the performance of specific acts binding the Company by the signature of only one Officer or of one regularly appointed attorney-in-fact; or further, establish jurisdiction and limits of authority for the performance of acts by one single representative.

PARAGRAPH FOUR – For the appointment of attorneys-in-fact, the following rules shall be observed:

I.

all powers of attorney shall be granted by the Chief Executive Officer, or by its substitute, jointly with another Officer, and shall have defined purposes and term of effectiveness, except if concerning ad judicia powers, in which case the term of effectiveness may be indefinite; and

II.

whenever the power of attorney has as an objective, the performance of an act that depends on prior authorization by the Board of Directors, it shall only be granted upon such authorization, which shall be mentioned in the instrument of power of attorney.

SECTION III

CONSELHO FISCAL

ARTICLE 42 - The Company’s Conselho Fiscal shall operate on a permanent basis and shall be composed of five members and an equal number of alternates, shareholders or not, resident in Brazil and appointed by the General Shareholders’ Meeting, with the attributions as provided for by law.

PARAGRAPH ONE – For the appointment of members of the Conselho Fiscal, the rules set forth in Article 32 regarding appointment of the members of the Board of Directors shall apply, to the extent that they are pertinent and do not conflict with the rules of this Article.

PARAGRAPH TWO – The Shareholders’ Meeting shall designate the Chairman of the body and its alternate, amongst the members elected.

PARAGRAPH THREE – With due regard for legal requirements, one of the members of the Conselho Fiscal and its alternate shall be independent from management, a non-shareholder with indisputable reputation and knowledgable on accounting, including U.S. accounting practices (US GAAP) (the “Specialist Member”); the Executive Committee shall suggest to the Shareholders’ Meeting a list of persons that fulfill these requirements, but the General Shareholders’ Meeting may elect persons that are not included in the list, provided that they fulfill the requirements hereof.

PARAGRAPH FOUR – In the event that the Company, as set forth in Article 55, comes to be controlled by a controlling shareholder or controlling company, as defined by law, then the minority shareholders shall have the right to separately elect one member and the respective alternate to the Conselho Fiscal, provided that such minority shareholders jointly represent 10% or more of the shares.

PARAGRAPH FIVE – The remuneration of the members of the Conselho Fiscal shall be established by the Shareholders’ Meeting that appoints them, with observance of legal requirements and limits and taking into account their experience, background and reputation. If the Shareholders’ Meeting deems convenient, the Specialist Member may receive remuneration that is differentiated from the other members, in order to make it compatible with the market remuneration paid to professionals with similar experience and level of specialization.

ARTICLE 43 – The Conselho Fiscal shall meet on a regular basis every quarter of the fiscal year to analyze the quarter balance sheets and other financial statements periodically prepared by the Company, and on a special basis whenever convened by its Chairman, by its own initiative or upon request of any one of its members.

PARAGRAPH ONE – The special meetings shall be called by means of a written communication containing the place, date and time of the meeting, as well as its agenda.

PARAGRAPH TWO – The meetings of the Fiscal Committee shall be installed with the presence of at least three members or alternates, and the Conselho Fiscal shall resolve by vote of the majority of the members present.

ARTICLE 44 – The legal provisions and the provisions of these By-Laws concerning the Conselho Fiscal shall be regulated by its internal regulations, to be approved by such body.

PARAGRAPH ONE – The Chairman of the Conselho Fiscal shall transmit to all members of the body the communications received from the administrative bodies and from the independent auditors, and forward to the administrative bodies requests received from its members.

PARAGRAPH TWO – The members of the Conselho Fiscal shall perform their functions in the interest of the Company, even if elected by a group or class of shareholders.

PARAGRAPH THREE – Based on the illegality of the act and upon a justified decision, the Conselho Fiscal may refuse to transmit a request for information, clarification, special financial statements or assessment of specific facts.

PARAGRAPH FOUR – The Conselho Fiscal shall perform the functions of “Audit Committee” as set forth in U.S. legislation, particularly the Sarbannes-Oxley Act. For this purpose, it shall also perform the following functions, in addition to the attributions ascribed to it by Law No. 6,404/76:

a)	to present recommendations to the Board of Directors for the choice or replacement of the external auditing company, and in what concerns its remuneration;

b)	to supervise the work of the external auditors and to render opinion on the contracting of other services with the external auditing company;

c)	to take initiatives and measures necessary for acknowledgement and assessment of complaints related to matters concerning the financial statements, internal controls and external auditing; and

d)	to mediate any conflicts and controversies between the Company’s Management and the independent auditors.

SECTION IV

MEETINGS OF THE ADMINISTRATIVE BODIES

PERIODICITY OF THE MEETINGS

ARTICLE 45 -      All administrative bodies of the Company shall meet on a regular basis four times a year, according to a schedule to be disclosed always in the first month of each fiscal year by the Chairman of the respective body, and on a special basis whenever necessary.

CONVENANCE

ARTICLE 46 -     The administrative officers of the Company shall be called personally, in writing, for the respective meetings of the bodies with at least five days advance, by means of a letter, telegram, fax, email or any other form that enables proof of receipt of the call notice by the addressee.

PARAGRAPH ONE – The call notice shall be accompanied by the agenda to be discussed and examined in the meeting, as well as all of the support documents that may be necessary.

PARAGRAPH TWO– The meetings of administrative bodies may be installed regardless of call if all members of the body are present to it.

QUORUM FOR INSTALLATION AND RESOLUTION

ARTICLE 47 - The meetings of the administrative bodies may only be installed and may only resolve upon the presence of the majority of its respective members; an administrative officer shall be considered present at the meeting if it participates by telephone conference call, or any other means that enables identification of the Board Member and simultaneous communication with all of the other persons present to the meeting.

ARTICLE 48 -      With due regard to exceptions set forth in these By-Laws, the resolutions of the meetings of the administrative bodies shall be taken by majority vote of the parties present.

CHAPTER VI

FINANCIAL STATEMENTS AND

DISTRIBUTION OF PROFITS

FISCAL YEAR AND FINANCIAL STATEMENTS

ARTICLE 49 -      The fiscal year begins on January 1 and ends on December 31 of each year.

PARAGRAPH ONE – At the end of each fiscal year, the Executive Committee shall provide for the preparation of the following financial statements, in observance with the applicable legal provisions:

I.	balance sheet;

II.	statement of changes in net worth;

III.	statement of income of the fiscal year;

IV.	statement of origin and application of funds; and

V.	statement of cash flow.

PARAGRAPH TWO – Together with the financial statement for the fiscal year, the Board of Directors shall present to the Annual Shareholders’ Meeting a proposal for allocation to be given for the Company’s net profits, in observance with the provisions of these By-Laws and of the law.

MANDATORY DIVIDEND

ARTICLE 50 – The shareholders shall be entitled to receive, in each fiscal year, a mandatory dividend corresponding to a percentage equivalent to 25% of the net income for the fiscal year, adjusted according to the following rules:

I – The net income for the fiscal year shall be reduced or increased by the following amounts:

a)	the amount allocated for accrual of the legal reserve; and

	b)	the amount allocated for accrual of the reserve for contingencies and reversal of such reserve accrued in previous fiscal years;

II – The payment of the dividend determined on the terms of item I may be limited to the amount of the net income that has been realized for the period, provided that the difference is recorded as reserve for profits to be realized;

III – The profits recorded in the reserve for profits to be realized, when realized and when not absorbed by losses in previous periods, shall be added to the first dividend declared after the realization.

PARAGRAPH ONE – The dividend provided for in this Article shall not be mandatory for a fiscal year when the Board of Directors informs the Annual Shareholders’ Meeting that it is incompatible with the financial situation of the Company; the Conselho Fiscal shall render an opinion in that sense and the Company’s management shall send to the CVM, within five days following the Shareholders’ Meeting, a presentation justifying the information transmitted to the Shareholders’ Meeting.

PARAGRAPH TWO – Any profits that are not distributed on the terms of Paragraph One shall be recorded as a special reserve and, if not absorbed by losses in subsequent periods, shall be distributed as dividend as soon as the Company’s financial situation allows.

PARAGRAPH THREE – The Board of Directors may pay or credit interest on equity in each fiscal year, as set forth in the income tax legislation, upon ratification of the Annual Shareholders’ Meeting that examines the financial statements for the period.

PARAGRAPH FOUR – Interest on equity shall be attributed to the dividends declared by the Company.

RESERVE FOR INVESTMENT AND WORKING CAPITAL

Article 51–The Company shall maintain an Investment Reserve, which formation may, upon proposal by the Board of Directors correspond to a portion of up to 75% of the adjusted net income for each period, with the purpose to: (i) ensure funds for investments in permanent assets, without prejudice to the retention of profits pursuant to Article 196 of Law No. 6,404/76; (ii) strengthen working capital; and, (iii) utilize in redemption, reimbursement or acquisition of shares of the Company’s capital.

PARAGRAPH ONE – With observance to the legal applicable limit, the reserve may not exceed 80% of the Company’s capital stock.

PARAGRAPH TWO – Upon proposal of the Board of Directors, the Shareholders’ Meeting may at any time distribute dividends to be paid against the reserve referred to in this Article, or allocate its balance, either totally or in part, to the increase of capital stock, including upon bonification of shares.

INTERIM DIVIDENDS

ARTICLE 52 – The Board of Directors may prepare semi-annual balance sheets and declare interim dividends. It may also prepare balance sheets and distribute dividends at shorter intervals, provided that all of the dividends paid in each six-month periods of the fiscal year do not exceed the amount of the capital reserves.

SOLE PARAGRAPH - The Board of Directors may declare dividends to be charged against the retained earnings account or to profit reserves existing in the previous annual or semi-annual balance sheet.

PROFIT SHARING

ARTICLE 53 – The Shareholders’ Meeting may ascribe to profit sharing to the Company’s management, provided that it is in observance with the legal limit.

PARAGRAPH ONE – The profit sharing may only be ascribed  to in a period in which the mandatory dividend referred to in Article 50 is distributed to the shareholders.

PARAGRAPH TWO – Whenever the Company pays interim dividends based on the profit assessed in a semi-annual balance sheet, which corresponds to an amount of at least 25% of the net income for the period, calculated as set forth in Article 52, the Board of Directors may resolve, upon ratification of the Shareholders’ Meeting, to share profits with the managers regarding such six-month period.

CHAPTER VII

PROTECTION MECHANISMS

MONITORING OF EQUITY INTERESTS

ARTICLE 54 – In addition to Paragraph Two of Article 8 and Paragraph Two of Article 11, and without prejudice to the other provisions of these By-Laws, the Company, through a task force coordinated by the Officer for Investor Relations, shall monitor the changes in the equity interests held by the Company’s shareholders, thus preventing and, as the case may be, denouncing, on the terms of Paragraph One below, violation to these By-Laws and to the applicable legal and regulatory provisions, as well as to suggesting to the Shareholders’ Meeting the application of the penalties provided under Article 17 of these By-Laws.

PARAGRAPH ONE – If at any time the Officer for Investor Relations identifies a violation to any of the restrictions concerning the limit of shares held by one same shareholder or Group of Shareholders, it shall immediately inform such circumstances: (i) to the Chairman of the Board of Directors; (ii) to the Director appointed by the Federal Government, as holder of the common Golden share; (iii) to the Chief Executive Officer; (iv) to the members of the Conselho Fiscal; (v) to BOVESPA; and (vi) to CVM.

PARAGRAPH TWO – The Officer of Investor Relations has the right to request that the shareholders or Groups of Shareholders of the Company inform the composition of their direct and/or indirect equity holding, as well as the composition of their direct and/or indirect block of control and, if applicable, the actual or legal corporate and business group to which they belong.

PUBLIC TENDER OFFER IN C ASE OF SUBSTANTIAL
ACQUISITION OF EQUITY INTEREST

ARTICLE 55 -      Any shareholder or Group of Shareholders that acquires or becomes the holder, for any reason of: (i) 35% or more or the total shares issued by the Company; or (ii) of other rights, including usufruct and trust, over shares issued by the Company that represent more than 35% of its capital (“Acquiring Shareholder”), shall, within a maximum period of 15 days from the date of acquisition or of the event that results in the ownership of the shares or rights in a quantity greater than the stipulated limit, submit to the Federal Government, as holder of the common Golden share, through the Ministry of Finance, a request to make of a public tender offer for acquisition of the totality of the shares issued by the Company, with observance of the provisions of applicable regulations, the regulations of BOVESPA and the terms herein.

PARAGRAPH ONE - The Federal Government, as holder of the common Golden share, shall have full discretion to accept or deny the request for conduction of the public offer. If the request is accepted, the Acquiring Shareholder shall make the tender offer within 60 days as of the date of approval, proceeding as set forth herein. If the request is denied, the Acquiring Shareholder, within a period of 30 days from the communication of the denial, shall sell all of the shares that exceed the limit established in the main provision of this Article.

PARAGRAPH TWO – The Acquiring Shareholder shall send to the Chief Executive Officer of the Company a copy of all documents related to the request to make a public tender offer that were delivered to the Federal Government or that were sent by the latter.

PARAGRAPH THREE – During the period comprised between the request to make the public tender offer and the reply from the Federal Government, whether positive or negative, the Acquiring Shareholder may not acquire or sell any shares or convertible securities issued by the Company.

PARAGRAPH FOUR – The price for acquisition in the public tender offer for each share issued by the Company may not be inferior to the result obtained from the application of the following formula:

          OPA Price = Value of the Share + Premium

               where:

“OPA PRICE”corresponds to the acquisition price for each share issued by the Company in the public tender offer of shares provided under this Article.

“VALUE OF THE SHARE” corresponds to the greater value  between: (i) the highest unit quotation of the shares issued by the Company during the 12-month period prior to the conduction of the OPA (Public Tender Offer of Shares) among values recorded in any stock exchange in which the mentioned shares were traded; (ii) the highest price paid by the Acquiring Shareholder, during the 36-month period prior to the conduction of the OPA, for a share or tranche of shares issued by the Company; (iii) the amount equivalent to 14.5 times the Consolidated Average EBITDA of the Company, as defined below, reduced by the net consolidated indebtedness of the Company, divided by the total number of shares that it has issued; and (iv) the amount equivalent to 0.6 times the amount of firm backlog orders of the Company, according to the last information disclosed by the latter, reduced by the net consolidated indebtedness of the Company, divided by the total number of shares issued by the Company.

“Premium” corresponds to 50% of the Value of the Share.

“Restated EBITDA of the Company” means the restated operating profit of the Company before net financial expenses, income tax and social contribution, depreciation, depletion and amortization, as assessed based on the restated financial statements for the most recent complete  fiscal year of the Company, already audited and published.

“Average Restated EBITDA of the Company” means the arithmetic average of the restated EBITDAs of the Company for the two most recent complete fiscal years.

PARAGRAPH FIVE – For purposes of Paragraph Four above, in the case of shares represented by depositary receipts (including shares related to the Depositary Receipt programs), the unit quotation for the share shall be determined by the division: (i) of the quotation for the respective deposit receipt in the market in which it is being traded; by (ii) the number of shares represented by the receipt.

PARAGRAPH SIX– The launch of the public tender offer of shares mentioned in the main provision of this Article does not preclude the possibility of another shareholder of the Company to launch a competing tender offer, as set forth in the applicable regulations.

PARAGRAPH SEVEN – The Acquiring Shareholder shall comply with any requests or requirements sent to CVM within the timeframes prescribed in the applicable regulations.

PARAGRAPH EIGHT – The public tender offer shall necessarily observe the following principles and procedures, in addition to others expressly provided in Article 4 of CVM Instruction No. 361, of March 5, 2002, as the case may be:

I.	be addressed indistinctively to all shareholders of the Company;

II.	be carried out in an auction to be conducted in the BOVESPA;

III.

be conducted in a way that assures equal treatment for the addressees, by providing them with adequate information concerning the Company and the offering party, and with the elements necessary for taking a considered and independent decision as to acceptance of the public offer;

IV.	be immutable and irrevocable after publication of the public notice for the offer, pursuant to CVM Instruction No. 361/02;

V.

be launched at the price determined according to the provisions of this Article and paid in Brazilian legal currency, in consideration for the acquisition of the shares issued by the Company in the public offer; and

VI.

be supported by an appraisal report of the Company, prepared by an institution with international reputation, independence and proven experience in the economic/financial valuation of public companies, prepared in accordance with the criteria set forth in Article 8 of CVM Instruction No. 361/02, with observance of the criteria established in Paragraph Four above for determination of the minimum price for the offer.

PARAGRAPH NINE – In the event that the Acquiring Shareholder fails to comply with the obligations set forth herein, including in what concerns the compliance with deadlines: (i) for request of authorization by the Federal Government to make the public tender offer; (ii) to conduct the public offering for purchase of shares; or (iii) for compliance with any requests or requirements of CVM, the Board of Directors of the Company shall convene a Special Shareholders’ Meeting in which the shareholder or Group of Shareholders in question shall be hindered from voting, to resolve on the suspension of the exercise of its shareholder’s rights, as provided under Article 17 of these By-Laws.

PARAGRAPH TEN – For purposes of calculation of the 35% percent of the total of the shares issued by the Company described in the main provision of this Article, the involuntary percentage increases in participation in the capital stock resulting from cancellation of treasury shares shall not be computed.

CHAPTER VIII

REGISTRATION AS PUBLICLY-HELD COMPANY AND THE NOVO MERCADO

ARTICLE 56 - As long as the Company has Dispersed Control, as defined in the Rules of BOVESPA’s Novo Mercado, whenever it is approved at a Shareholders’ Meeting:

I.

the cancellation of the Company’s registry as a publicly-held company, the Company shall carry out a public tender offer, and, in that case, the Company may only acquire the shares held by shareholders that have voted in favor of the cancellation of the registry after having acquired the shares of the other shareholders that have not voted in favor of such resolution and that have accepted the public tender offer;

II.

the delisting of the Company from the Novo Mercado, whether for trading of shares out of the Novo Mercado segment, or for purposes of corporate reorganizations, as provided for in article 58 (b) (ii) hereof, the shareholders that have voted in favor of such delisting at the respective Shareholders’ Meeting  shall carry out a public tender offer.

PARAGRAPH ONE – For purposes of the public tender offer referred to in this article, the minimum price to be offered shall correspond to the economic value duly appraised in an appraisal report.

PARAGRAPH TWO – The appraisal report mentioned in this article shall be prepared by a specialized company, with proven experience and independence from the Company, its management and/or controlling shareholders, when applicable. The appraisal report shall also meet the requirements of Paragraph 1 of Article 8 of the Brazilian Corporate Law and shall contain the responsibility provided for in Paragraph 6 of the same Article 8.

PARAGRAPH THREE – The Shareholders’ Meeting shall be exclusively competent to appoint the specialized company responsible for the appraisal of the Company’s economic value, and such specialized company shall be chosen from a triple list presented by the Board of Directors, and the respective resolution by the Shareholders’ Meeting shall be taken by absolute majority of votes of shareholders representing the outstanding shares of the Company present at the Shareholders’ Meeting (abstentions shall not be counted), which shall only be installed, on first call, upon presence of shareholders representing at least 20% (twenty per cent) of the outstanding shares and, on second call, upon presence of any number of shareholders.

PARAGRAPH FOUR - The costs to prepare the required appraisal report shall be fully supported by those liable for the launching of the public tender offer.

ARTICLE 57 – As long as the control of the Company is dispersed, and in case the delisting of the Company from the Novo Mercado results from the violation of any of the provisions set forth in the Rules of Novo Mercado (i) in case such violation results from a resolution taken at a Shareholders’ Meeting of the Company, then the public tender offer shall be carried out by the shareholders that have voted in favor of such resolution, and (ii) if the violation results from act or fact of management, the Company shall carry out the public tender offer for cancellation of the registry as a publicly-held company. If the shareholders, at a Shareholders’ Meeting, decide to maintain the Company’s registration as a publicly-held company, a tender offer shall be carried out by the shareholders that have voted in favor of this resolution.

ARTICLE 58 - In case the control of the Company is no longer dispersed, and notwithstanding the provisions of article 55 above:

(a)

upon cancellation of the Company’s registration as a publicly-held company, the Company or the shareholder, or Group of Shareholders, owning the Control of the Company, as defined in the Rules of BOVESPA’s Novo Mercado, shall carry out a public tender offer for acquisition of the shares held by the other shareholders for at least their respective economic value, as set forth in an appraisal report prepared in accordance with paragraphs 2, 3 and 4 of Article 56, subject to the applicable laws and regulations.

(b)

in case the shareholders of the Company, gathered in a Shareholders’ Meeting, approve (i) the delisting of the Company from the Novo Mercado, so that its shares are traded out of the Novo Mercado segment; or (ii) a corporate reorganization from which the resulting company is not admitted for trading on the Novo Mercado segment, then  the shareholder, or Group of Shareholders, owning the Control of the Company, as defined in the Rules of BOVESPA’s Novo Mercado, shall carry out a public tender offer for acquisition of the shares held by the other shareholders for at least their respective economic value, as set forth in an appraisal report prepared in accordance with paragraphs 2, 3 and 4 of Article 56, subject to the applicable laws and regulations.

ARTICLE 59 – In observance of the provisions set forth herein and with due observance of Article 55 above, the transfer of control of the Company, not only through a single transaction, but also by means of successive transactions, shall be entered into under the suspending or dissolving condition that the acquirer of the Control undertakes to carry out a public tender offer for acquisition of the shares held by the other shareholders, in accordance with the terms and conditions of the applicable legislation and the Rules of BOVESPA’s Novo Mercado, in order to ensure the other shareholders an equal treatment in relation to the shareholder transferring the Control.

PARAGRAPH ONE – The public tender offer mentioned above shall also be required:

I.

in case of assignment for value of rights of subscription of shares and other securities, or other rights related to securities convertible into shares, which may result in the transfer of Control of the Company; and

II.

in case of transfer of control of a company holding the Control of the Company, provided that, in such case, the selling controlling shareholder shall declare to BOVESPA the price attributed to the Company in such sale, as well as attach the documentation evidencing said amount.

PARAGRAPH TWO – The Company shall not record any transfer of shares to any shareholder(s) buying or acquiring the Control, while such shareholder(s) does(do) not sign the Term of Consent of Controlling Shareholders, as set forth in the Rules of BOVESPA’s Novo Mercado.

PARAGRAPH THREE – With due observance of the provisions herein, no shareholders’ agreement that disciplines the exercise of the Control of the Company shall be registered at the Company’s head-offices unless its signatory parties have executed the Term of Consent of Controlling Shareholders.

ARTICLE 60 – In accordance with the provisions herein and without prejudice to Article 55 above, the person that already holds shares of the Company and that acquires its Control, through execution of a private instrument of share purchase entered into with the controlling shareholder, involving any amount of shares, shall undertake to:

I.	carry out the public tender offer referred to in the Rules of BOVESPA’s Novo Mercado; and

II.

reimburse the shareholders from which it has bought shares on the stock exchange during the previous six (6) months as of the date of the acquisition of the Company’s Control, and shall pay to them any difference between the price paid for the shares representing the Control and the amount paid for acquisition on the stock exchange within such period, duly adjusted.

ARTICLE 61 – A single public tender offer related to more than one of the purposes provided for in this Chapter VIII, in the Rules of BOVESPA’s Novo Mercado or in the regulation issued by CVM, may be carried-out provided the procedures of all such types of public tender offers are compatible and there is no damage to the tendered shareholders, and upon prior authorization from CVM when so required by the applicable laws.

ARTICLE 62 – The Company or the shareholders responsible for the implementation of the public tender offer provided for herein, in the Rules of BOVESPA’s Novo Mercado or in the regulation issued by CVM, may carry-out the public tender offer through any shareholder, third-party and, as the case may be, by the Company. The Company or shareholder, as the case may be, shall not be exempted from the obligation to carry out the public tender offer until it is concluded in compliance with the applicable rules.

CHAPTER IX

ARBITRATION TRIBUNAL

ARTICLE 63 – The Company, its shareholders, management and members of the Conselho Fiscal shall resolve, through arbitration, any and all dispute or controversy related or resulting, specially, from the construction, validity, effectiveness, interpretation, violation and its effects, of the provisions of Law No. 6404/76, as amended, of these By-Laws, of normative acts issued by Conselho Monetário Nacional, by the Central Bank of Brazil and by CVM, as well as any other rules applicable to the operation of the capital markets in general, other than those contained in the Rules of BOVESPA’s Novo Mercado, the Arbitration Regulation of the Chamber of Arbitration of the Market and the Agreement of Participation in the Novo Mercado.

SOLE PARAGRAPH – The provisions of this Article shall not apply in the event of a dispute or controversy related to or deriving from the common Golden share held by the Federal Government, or concerning its rights and prerogatives, on the terms of the Law or of these By-Laws, which shall be submitted to the jurisdiction of the Central Courts of the Judicial District of Brasília (Federal District).

CHAPTER X

TEMPORARY PROVISIONS

ARTICLE 64 - The Board of Directors, elected on the date of approval of these By-laws shall have a term of office of three years, until the Annual Shareholders’ Meeting that approves the financial statements for the fiscal year ended December 31, 2008. As from such Shareholders’ Meeting, the term of office of the Board of Directors shall be that established in Article 28 above.

ARTICLE 65 - The Executive Committee, elected on the first meeting of the Board of Directors held after the approval of these By-laws shall have a term of office of three years, until the Meeting of the Board of Directors to be held after the Annual Shareholders’ Meeting that approves the financial statements for the fiscal year ended December 31, 2008. As of that Meeting, the term of office of the Executive Committee shall be the one established in Article 37 above.

PARAGRAPH ONE – The Chairman of the Board of Directors, elected pursuant to Article 64, shall accumulate the office of Chief Executive Officer until the first Meeting of the Board of Directors to be held after the Annual Shareholders’ Meeting that approves the financial statements for the fiscal year ended December 31, 2006, when the Board of Directors shall elect the new Chief Executive Officer, for a term of office lasting until the first Meeting of the Board of Directors to be held after the Annual Shareholders’ Meeting that approves the financial statements for the fiscal year ended December 31, 2008.

PARAGRAPH TWO - Until the Annual Shareholders’ Meeting that approves the financial statements for the fiscal year ended on December 31, 2006, the quorum set forth in Paragraph One of Article 34 regarding dismissal of Executive Officers, shall be the majority of the members of the Board of Directors.

ARTICLE 66 –     The first call for the Annual General Shareholders’ Meeting to approve the Financial Statements for the fiscal year ended on December 31, 2005, as well as any Extraordinary General Shareholders’ Meeting to be held on the same date, may exceptionally be published in a shorter term than that set forth in Article 20 herein.